UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
APRICUS BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies.
	(2)	Aggregate number of securities to which transaction applies.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction.
	(5)	Total fee paid.
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid.
	(2)	Form, Schedule or Registration State No.:
	(3)	Filing Party:
	(4)	Date Filed:

APRICUS BIOSCIENCES, INC.
11975 El Camino Real, Suite 300
San Diego, California 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2018

Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Apricus Biosciences, Inc., a Nevada corporation (the “Company”). The Annual Meeting will be held on Tuesday, May 15, 2018 at 8:00 a.m., local time, at Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, California 92130, for the following purposes:

(1)	To elect two Class II directors, nominated by our Board of Directors, to serve until our 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3)	To conduct an advisory (non-binding) vote on executive compensation;

(4)
To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $0.001 per share, to a total number of 60,000,000 shares;

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
The record date for the Annual Meeting is April 4, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment(s) or postponement(s) thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are also available to you via the Internet at www.proxyvote.com.
By Order of the Board of Directors,

Richard W. Pascoe
Secretary
April 6, 2018
San Diego, California
THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR OVER THE TELEPHONE AT 1-800-690-6903 OR SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE PRE-PAID ENVELOPE PROVIDED. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

APRICUS BIOSCIENCES, INC.
11975 El Camino Real, Suite 300
San Diego, California 92130

PROXY STATEMENT

General Information
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Apricus Biosciences, Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 15, 2018, at 8:00 a.m., local time, at Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, California 92130, and any adjournment(s) or postponement(s) thereof. This proxy statement is being mailed on or about April 13, 2018 to the stockholders of record of the Company’s Common Stock as of April 4, 2018 (the “Record Date”).
Solicitation and Voting Procedures
The solicitation of proxies will be conducted by mail and the Company will bear all costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to “Beneficial Holders” (defined below). The Company has engaged a proxy solicitation firm, Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, and may conduct further solicitation personally, by telephone or by facsimile with the assistances of our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company expects that the out-of-pocket costs associated with solicitation of proxies will be approximately $5,000.
As of the Record Date, there were 23,441,080 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) issued and outstanding. Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters.
Holders of record who hold shares of Common Stock directly on the Record Date must return a proxy by one of the methods described on the proxy card or attend the Annual Meeting in person in order to vote on the proposals. Investors who hold shares of Common Stock indirectly on the Record Date (“Beneficial Holders”) through a brokerage firm, bank or other financial institution (a “Financial Institution”) must return a voting instruction form to have their shares voted in accordance with their instructions. Financial Institutions have discretion to vote absent instructions with respect to certain routine matters, such as Proposal 2, the ratification of the independent registered public accounting firm, and Proposal 4, the approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, but not with respect to matters that are considered non-routine, such as Proposals 1 and 3, the election of directors and the advisory vote on executive compensation, respectively. A “Broker Non-Vote” occurs when a Financial Institution has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for these non-routine matters.
The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the Record Date, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments thereof. Abstentions from voting on a proposal and Broker Non-Votes will count for purposes of determining a quorum but will not be counted as votes cast on any proposal. A description of the required vote for each proposal is included within each proposal below.
We urge any stockholder not planning to attend the Annual Meeting to vote their proxy in advance, whether via the Internet (www.proxyvote.com) or by telephone (1-800-690-6903) or by mailing an executed proxy card to us. The deadline to vote by Internet or by telephone is 11:59 P.M. Eastern Time on Monday, May 14, 2018.
Any holder of record may revoke a proxy submitted in advance of the Annual Meeting by: (i) delivering a written revocation to the Company’s Secretary before the Annual Meeting, (ii) delivering an executed, later-dated proxy or (iii) voting in person at the Annual Meeting.

Beneficial Holders who wish to change or revoke their voting instructions should contact their Financial Institution for information on how to do so. Beneficial Holders who wish to attend the Annual Meeting and vote in person should contact their Financial Institution in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, Beneficial Holders cannot vote at the Annual Meeting because their Financial Institution may have already voted or returned a Broker Non-Vote on their behalf.
Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR each of the nominees listed in Proposal No. 1 and FOR each of the other proposals described below.

PROPOSAL NO. 1
ELECTION OF CLASS II DIRECTORS
Overview
The Company’s Amended and Restated Articles of Incorporation, as amended, provide that the Board is to be divided into three classes as nearly equal in number as possible, with directors in each class serving staggered three-year terms. The total Board size is currently fixed at six directors. The Class II directors (whose terms expire at the Annual Meeting) are Richard W. Pascoe and Sandford D. Smith. The Class I directors (whose terms expire at the 2019 annual meeting of stockholders) are Kleanthis G. Xanthopoulos, Ph.D. and Paul V. Maier.  The Class III directors (whose terms expire at the 2020 annual meeting of stockholders) are Russell Ray and Wendell Wierenga, Ph.D. Class II directors elected at the Annual Meeting will hold office until the 2021 annual meeting of stockholders, and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with the Company’s Fourth Amended and Restated Bylaws, as amended.
As described below, the Board has nominated Richard W. Pascoe and Sandford D. Smith for re-election as Class II directors. Each nominee for election as a director at the Annual Meeting has indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board.
Nomination of Directors
The Corporate Governance/Nominating Committee, which acts as the nominating committee of the Board, reviews and recommends potential candidates for election to the Board. In reviewing potential candidates, the Corporate Governance/Nominating Committee considers the qualifications described below under the caption “Board of Directors and Committees and Corporate Governance - Director Nominations and Stockholder Communications.” After reviewing the qualifications of potential Board candidates, the Corporate Governance/Nominating Committee presents its recommendations to the Board, which selects the final director nominees. The Corporate Governance/Nominating Committee recommended each of the nominees for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.
Information Regarding Nominees and Incumbent Directors
The Corporate Governance/Nominating Committee has recommended, and the Board has nominated, Richard W. Pascoe and Sandford D. Smith to be re-elected as Class II directors at the Annual Meeting. The following table contains information about the nominees and about each of the Company’s continuing directors: the year each was first elected a director, their respective ages as of the date of this proxy, the positions currently held with the Company, the year their current term will expire and their current class:

Name	Year Initially Elected	Age	Position(s)	Expiration of Term	Class
Richard W. Pascoe	2013	54	Chief Executive Officer, Secretary & Director	2018	II
Sandford D. Smith	2014	71	Director	2018	II
Kleanthis G. Xanthopoulos, Ph.D.	2011	59	Chairman	2019	I
Paul V. Maier	2012	70	Director	2019	I
Russell Ray	2009	47	Director	2020	III
Wendell Wierenga, Ph.D.	2014	70	Director	2020	III

Class II Directors Nominated for Election
The following persons have been nominated by our Board to be elected as Class II directors at the Annual Meeting:
Richard W. Pascoe has been a director and served as our Chief Executive Officer since March 2013, our Secretary since February 2015, and our Principal Financial Officer and Principal Accounting Officer since December 2016. He joined the Company following the merger of Somaxon Pharmaceuticals, Inc. with Pernix Therapeutics Holdings, Inc. Mr. Pascoe was the Chief Executive Officer of Somaxon from August 2008 until joining the Company and was responsible for the FDA approval of Somaxon’s lead drug Silenor®. Prior to Somaxon, Mr. Pascoe was with ARIAD Pharmaceuticals, Inc., a specialty pharmaceutical company where he was most recently Senior Vice President and Chief Operating Officer. Prior to joining ARIAD in 2005, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc. (acquired by Pfizer Inc.), including Senior Vice President positions in both marketing and sales, as well as Vice President positions in both international sales and marketing and hospital sales. Prior to

King, Mr. Pascoe was in the commercial groups at Medco Research, Inc. (acquired by King), COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals Inc., the Takeda Oncology Company), B. Braun Interventional and The BOC Group. Mr. Pascoe is a member of the board of directors of KemPharm, Inc., as well as a member of the company’s audit and compensation committees and its lead independent director. He serves as a member of the board of directors of the Johnny Mac Soldiers Fund, a charity for military veterans. Mr. Pascoe is also a member of the board of directors of BIOCOM, as well as its Vice-President of Industry. Mr. Pascoe served as a Commissioned Officer with the U.S. Army 24th Infantry Division. He is a graduate of the United States Military Academy at West Point where he received a B.S. degree in Leadership. Mr. Pascoe was appointed to the Board in connection with his appointment as our Chief Executive Officer. The Board believes Mr. Pascoe is qualified to serve as a director based on the depth and diversity of his experience in senior management of public pharmaceutical companies and his personal and professional integrity, ethics and values.
Sandford D. Smith has been a director since August 2014. He is the Chair of our Compensation Committee. Mr. Smith has been actively engaged in the development of international biotech and pharmaceutical companies for almost four decades.  He is chair/founder of Global BioLink LLC, a biotech consultancy formed in 2011. Most recently, Mr. Smith served as Interim Chief Executive Officer at Aegerion Pharmaceuticals, Inc. from July 2015 to January 2016. He was President of Genzyme International and Executive Vice President of Genzyme Corporation until the company’s acquisition by Sanofi in 2011. He joined Genzyme in 1996, and initially served as Vice President and General Manager of Genzyme International and President of Genzyme Specialty Therapeutics. Prior to joining Genzyme, Mr. Smith was President and Chief Executive Officer at RepliGen Corporation, a publicly traded biotechnology company, from 1986-1995. Mr. Smith previously held leadership positions at Bristol-Myers Squibb from 1977-1985, including Director of Operations for Bristol-Myers Squibb–Asia Pacific and Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith currently serves on the board of directors of the following publicly traded companies: Cytokinetics, Inc., Neuralstem, Inc. and Akcea Therapeutics, Inc. He was previously on the board of directors of Novelion Therapeutics, Inc., a public company. He is on the advisory council for Brigham & Women’s Hospital, where he created the Smith Scholars Residency in medical education to benefit physicians from resource-poor nations. He is also on the advisory board at Tullis Health Advisors. Mr. Smith holds a bachelor’s degree from the University of Denver. The Board believes Mr. Smith is qualified to serve as a director based on his wealth of senior management and board level experience from his leadership roles in both the biotech and pharmaceutical industries.
Class I Directors Continuing in Office until 2019
The following directors will continue in office until the 2019 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:
Kleanthis G. Xanthopoulos, Ph.D. has been a director since November 2011 and became Chairman of the Board in December 2013. He is a member of our Audit Committee and Compensation Committee. Dr. Xanthopoulos is an experienced and visionary leader in the biotechnology and pharmaceutical research industries, with a strong foundation in both operations and corporate development. He is currently President and CEO of IRRAS AB and he has been a Managing General Partner at Cerus DMCC since August 2015. From 2007 to June 2015, he was the President and Chief Executive Officer and a member of the board of directors of Regulus Therapeutics Inc. (RGLS). Prior to joining Regulus in 2007, Dr. Xanthopoulos was the Managing Director of Enterprise Partners Venture Capital. He co-founded Anadys Pharmaceuticals, Inc., served as their President and Chief Executive Officer from 2000 to 2006, and remained a director until its acquisition by Roche in 2011. Before that, Dr. Xanthopoulos was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals) from 1997 to 2000, and Section Head of the National Human Genome Research Institute from 1995 to 1997. Previously, he was an Associate Professor at the Karolinska Institute, Stockholm, Sweden. Dr. Xanthopoulos is a member of the board of directors of Zosano Pharma Inc. (ZSAN), and he is a co-founder and a member of the board of directors of Sente, Inc. and Aspius Inc. He was previously on the board of directors of the Biotechnology Industry Organization (BIO) and LDO s.p.a. Additionally, Dr. Xanthopoulos received the Ernst & Young Entrepreneur of the Year Award in Health Sciences in 2006 and was named Most Admired CEO by the San Diego Business Journal in 2013. An Onassis Foundation Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and his M.Sc. degree in Microbiology and Ph.D. degree in Molecular Biology from the University of Stockholm, Sweden, and a Postdoctoral Research Fellowship at The Rockefeller University, New York. The Board believes Dr. Xanthopoulos is qualified to serve as a director based on his scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Xanthopoulos’ broader business development and corporate experience.
Paul V. Maier has been a director since June 2012. He is the Chair of our Audit Committee and a member of our Corporate Governance/Nominating Committee. Mr. Maier was most recently the Chief Financial Officer of Sequenom, Inc. from November 2009 until June 2014. Prior to joining Sequenom, Mr. Maier served as Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals Incorporated from 1992 until 2007, where he helped build Ligand from a venture stage company to a commercial, integrated biopharmaceutical organization. Prior to joining Ligand, he spent six years in various management and finance positions at ICN Pharmaceuticals, Inc. Mr. Maier currently serves on a number of boards, including the following public companies: International Stem Cell Corporation, where he is also a member of the company’s audit and compensation committees, MabVax Therapeutics Holdings Inc., where he is also a member of the company’s audit and nominating committees, and Ritter

Pharmaceuticals, where he is also a member of the company’s audit and governance committees. Mr. Maier previously served on the board of directors of the following public companies: Pure Bioscience and Talon Therapeutics, Inc. (previously Hana Bioscience). Mr. Maier has also been an independent financial consultant since February 2007. He received his M.B.A. from Harvard Business School and a B.S. from Pennsylvania State University. The Board believes Mr. Maier is qualified to serve as a director based on his management and finance background and his ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Mr. Maier’s broader business development and corporate experience.
Class III Directors Continuing in Office until 2020
The following directors will continue in office until the 2020 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:
Russell Ray has been a director since December 2009. He is the Chair of our Corporate Governance/Nominating Committee and a member of our Audit Committee.  He is currently a partner with 11T Partners, a healthcare-only investment bank. He has worked with a wide variety of clients across the healthcare industry ranging from large pharmaceutical companies to early-stage drug development companies to medical device and service-based companies. Mr. Ray was a partner with Brocair Partners, a healthcare investment banking boutique, beginning in 2004 until he formed 11T Partners in 2012. Mr. Ray served as Deputy Director for eight years with Resources for the Future (“RFF”) a non-partisan Washington-based think-tank that conducts independent economic research. During his tenure, RFF conducted a number of studies related to the pharmaceutical and biotechnology industries. Prior to joining RFF, Mr. Ray worked with The Meningitis Research Foundation in London where he worked to support basic research to cure the disease. Beyond life sciences, Mr. Ray has also worked on issues related to emissions credit trading and utility restructuring. Mr. Ray holds an M.B.A. in Finance from the Fordham University School of Business and a B.S. in Biology from Wake Forest University. Mr. Ray resides in New York with his wife and daughter. The Board believes Mr. Ray is qualified to serve as a director based on his experience in the healthcare industry, including his significant business knowledge based on his experience with healthcare-based investment banking.
Wendell Wierenga, Ph.D. has been a director since March 2014. He is a member of our Compensation Committee and Corporate Governance/Nominating Committee. Dr. Wierenga brings to our Board over four decades of experience in research, drug discovery and drug development, including clinical research, regulatory affairs, manufacturing, safety, and medical affairs. He has an extensive background serving as a public company executive and board member in the pharmaceutical and biotechnology industries. He most recently served as Executive Vice President, Research and Development, at Santarus, Inc., a specialty biopharmaceutical company, from June 2011 until its acquisition by Salix Pharmaceuticals, Inc. in 2014. Prior to Santarus, he was Executive Vice President in Research and Development at Ambit Biosciences Corporation from 2007 until 2011 and Neurocrine Biosciences, Inc. from 2003 until joining Ambit. Additionally, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company), Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.), and he spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles. Dr. Wierenga serves as a member of the board of directors of the following private companies: Patara Pharma LLC, Dermata Therapeutics, LLC and Crinetics Pharmaceuticals Inc. He also serves on the board of Concert Pharmaceuticals, Inc., a public company, and serves on the board and as a member of the compensation committee at Cytokinetics Inc., a public company. He was previously on the board of directors of Onyx Pharmaceuticals, Inc. (acquired by Amgen), Anacor Pharmaceuticals Inc. (acquired by Pfizer), Xenoport, Inc. (acquired by Arbor Pharmaceuticals) and Ocera Therapeutics, Inc. (acquired by Mallinckrodt). Additionally, Dr. Wierenga serves on multiple scientific advisory boards, including Concert Pharmaceuticals, Ferring Pharmaceuticals, and aTyr Pharma, Inc. He holds a Ph.D. in Chemistry from Stanford University and a B.A. in Chemistry from Hope College. The Board believes Dr. Wierenga is qualified to serve as a director based on his scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Wierenga’s broader business development and corporate experience.
Vote Required and Majority Vote Standard
Members of the Board are elected by a plurality vote. However, pursuant to the Company’s corporate governance guidelines, if the number of nominees for election to the Board is equal to, or less than, the number of seats open for election and a nominee receives a greater number of votes “withheld” than votes “for” such nominee’s election then such nominee must submit an offer of resignation to the Board. The Corporate Governance/Nominating Committee will then consider the offer of resignation and other relevant circumstances and recommend a course of action to the Board. The disinterested members of the Board will then determine whether to accept the offer of resignation.
Any shares that are not voted, for any reason, including abstentions and Broker Non-Votes, will not be counted as votes cast and will not affect the outcome of the election of directors.
Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018, and has further directed that we submit the selection of BDO for ratification by our stockholders at the Annual Meeting. Although ratification is not required by our bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. A representative of BDO will be present at the Annual Meeting to make a statement and respond to appropriate questions.
Fees for Independent Registered Public Accounting Firm
During the fiscal years December 31, 2017 and December 31, 2016, neither the Company nor anyone on its behalf has consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that might be rendered on the Company's consolidated financial statements and, in the case of either (i) or (ii), a written report or oral advice that BDO concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues, or (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
 The following is a summary of the fees billed to the Company by BDO for professional services rendered for the fiscal years ended December 31, 2017 and 2016, respectively:

	2017	2016
Audit Fees (1):	$349,000	$358,000
Tax Fees (2)	102,000	24,000
Total All Fees	$451,000	$382,000
(1) Audit fees consist of fees for professional services performed by BDO USA, LLP for the audit of our annual financial statements included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2) Consists of fees billed for tax compliance and consulting.
Pre-Approval Policies and Procedures
All audit and non-audit services provided by BDO must be pre-approved by the Audit Committee. BDO will provide the Audit Committee with an engagement letter during the first half of the fiscal year, outlining the scope of the proposed services and estimated fees for the fiscal year. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any other member of the Audit Committee the authority to grant pre-approval of permitted non-audit services to be provided by BDO between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO in fiscal 2017 and 2016.
Required Vote
Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal. If our stockholders do not ratify the selection of BDO, our Board will consider the selection of BDO as well as other independent auditors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our short and long-term plans.
We are requesting that our stockholders vote to approve the compensation of our Named Executive Officers (defined below) as described below under “Executive Compensation” pursuant to the SEC’s compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables.
This advisory vote is generally referred to as a “say-on-pay vote” and is being provided pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the results of the advisory vote held at our 2013 annual meeting of stockholders on the frequency of future say-on-pay votes, we are conducting say-on-pay votes every year.
The Board is asking stockholders to cast an advisory (non-binding) vote FOR the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion within the section of the Company’s proxy statement entitled “Executive Compensation,” is hereby APPROVED.”
Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.
Required Vote
Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of share voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION TABLES AND NARRATIVE DISCUSSION WITHIN THE SECTION OF THIS PROXY STATEMENT ENTITLED “EXECUTIVE COMPENSATION”.

PROPOSAL NO. 4
APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A TOTAL NUMBER OF 60,000,000 SHARES

The Board recommends that the stockholders vote FOR the following resolution:

At the Annual Meeting, we will ask our stockholders to approve the amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock. On March 2, 2018, the Board approved a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of our Common Stock from 30,000,000 shares to 60,000,000 (the “Share Increase”). On the Record Date, there were 23,441,080 shares of our Common Stock issued and outstanding, and 11,519,834 shares of our Common Stock reserved for issuance, which includes 5,080,138 shares related to warrants issued in an offering of securities which closed in April 2018 (the “April 2018 Warrants”) that are not exercisable until an increase in common shares is approved by the stockholders. Accordingly, approximately 119,224 shares of the total number of Common Stock currently authorized remain available for issuance or may be reserved for issuance, which does not include the 5,080,138 shares underlying the April 2018 Warrants which will be reserved when such warrants become exercisable, as described below.

Form of the Amendment

The proposed amendment (the “Amendment”) would amend Paragraph A of Article FIFTH of our Amended and Restated Articles of Incorporation to read in its entirety as follows:

“FIFTH:    A.    The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy million (70,000,000), consisting of sixty million (60,000,000) shares of Common Stock, par value one-tenth of one cent ($0.001) per share (the “Common Stock”) and ten million (10,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the “Preferred Stock”).”

Background and Reasons for the Share Increase

Our Amended and Restated Articles of Incorporation, as amended, currently authorize the issuance of up to 30,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the close of business on the Record Date, there were 23,441,080 shares of our Common Stock issued and outstanding, and 6,439,696 shares of our Common Stock reserved for issuance, excluding 5,080,138 shares underlying the April 2018 Warrants which will be reserved when such warrants become exercisable if and when we publicly announce through the filing of a Current Report on Form 8-K that we have received stockholder approval of the Amendment and the Amendment has become effective. Accordingly, approximately 119,224 shares of the total number of Common Stock currently authorized remain available for issuance or may be reserved for issuance, which does not include the 5,080,138 shares underlying the April 2018 Warrants. If stockholders do not approve the Amendment, the April 2018 Warrants will not be exercisable.

Further, in connection with the April 2018 offering, the Company entered into a warrant amendment (the “Warrant Amendment”) with certain holders of warrants to purchase 1,102,779 shares of Common Stock, issued in September 2017 (the “September 2017 Warrants”), pursuant to which, among other things, (i) the exercise price of the September 2017 Warrants was reduced to $0.60 per share (the closing price of the Company’s common stock the trading day before the Warrant Amendment), and (ii) the date upon which the September 2017 Warrants become exercisable was changed to the date that we publicly announce through the filing of a Current Report on Form 8-K that we have received stockholder approval of the Amendment and the Amendment has become effective.

If the Amendment is approved by stockholders, upon its effectiveness we will have a total of 60,000,000 authorized shares of Common Stock, with 23,441,080 shares of Common Stock issued and outstanding (as of the Record Date), and 11,519,834 shares reserved for issuance, leaving a balance of 25,039,086 shares of Common Stock authorized and unissued and not reserved for any specific purpose.

The Board recommends that stockholders approve this Amendment. Under applicable Nevada law, the affirmative vote of the stockholders holding a majority of the outstanding shares of Common Stock is required for approval of the Amendment. Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have the same effect as a negative vote on this proposal. The approval of this proposal is a routine matter on which a Financial Institution has discretionary authority to vote, and accordingly, there may be few or no broker non-votes with respect to this proposal.

Purpose of the Amendment

The Board believes it is in the best interest of the Company to increase the number of authorized shares of our Common Stock in order to give the Company greater flexibility in considering and planning for future general corporate needs, including, but not limited to, grants under equity compensation plans, stock splits, financings, potential strategic transactions, as well as other general corporate transactions. The Board believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company by allowing the issuance of such shares without the expense and delay of another stockholder meeting.

The Company is currently party to a Common Stock purchase agreement with Aspire Capital Fund, LLC (the “Aspire Agreement”) pursuant to which the Company may, at its sole discretion, choose to issue shares of its Common Stock to Aspire at the applicable market price at the time of issuance. However, the Company is also party to a securities purchase agreement, dated September 10, 2017, pursuant to which the Company has agreed not to sell shares pursuant to any variable rate transaction, including the Aspire Agreement until September 2018. The Aspire Agreement expires in July 2018. As a result, the Company has no current plan, commitment, arrangement, understanding or agreement to issue additional shares of Common Stock from the additional 30,000,000 shares to be authorized herein. The authorized but unissued shares will only be issued at the direction of the Board, and upon separate shareholder approval if and as required by applicable law or regulation. Additionally, at this time, the increase in authorized shares of Common Stock is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

Rights of Additional Authorized Shares

Any newly authorized shares of Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The Amendment will not alter the voting powers or relative rights of the Common Stock. In accordance with our Amended and Restated Articles of Incorporation and the Nevada Revised Statutes, any of our authorized but unissued shares of preferred stock are “blank check” preferred stock which shall have such voting rights, dividend rights, liquidation preferences, conversion rights and perceptive rights as may be designated by the Company’s Board pursuant to a certificate of designation.

Potential Adverse Effects of the Amendment

Adoption of the Amendment will have no immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders. However, the April 2018 Warrants and the September 2017 Warrants will become exercisable when we publicly announce through the filing of a Current Report on Form 8-K that we have received stockholder approval of the Amendment and the Amendment has become effective. To the extent these outstanding warrants become exercisable and are exercised, stockholders may experience dilution. The Board has no current plan to issue shares from the additional authorized shares provided by the Amendment. However, any future issuance of additional authorized shares of our Common Stock, including those pursuant to the Aspire Agreement, may, among other things, dilute the earnings per share of Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued. Additionally, this potential dilutive effect may cause a reduction in the market price of our Common Stock.

Potential Anti-Takeover Effects

The Share Increase could adversely affect the ability of third parties to take us over or change our control by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of us with another company that the Board determines is not in our best interests or in the best interests of our stockholders. The ability of our Board to cause us to issue substantial amounts of Common Stock or preferred stock without the need for shareholder approval, except as may be required by law or regulation, upon such terms and conditions as our Board may determine from time to time in the exercise of its business judgment may, among other things, result in practical impediments with respect to changes in our control or have the effect of diluting the stock ownership of holders of Common Stock seeking to obtain control of us. The issuance of Common Stock or preferred stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in our control. Our Board, however, does not intend or view the Amendment to effect the Share Increase as an anti-takeover measure, nor does it contemplate its use in this manner at any time in the foreseeable future.

Appraisal or Dissenters’ Rights

Pursuant to the Nevada Revised Statutes, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the Amendment or the Share Increase.

Effectiveness of Amendment

If the Amendment is approved by the shareholders at the Annual Meeting, it will become effective upon the filing of a certificate of amendment with the Nevada Secretary of State.

Required Vote

Assuming that a quorum is present at the Annual Meeting, this proposal will be approved only if a majority of the total outstanding shares of Common Stock vote “for” this proposal. Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have the same effect as a negative vote on this proposal. The approval of this proposal is a routine matter on which a Financial Institution has discretionary authority to vote, and, accordingly, there may be few or no Broker Non-Votes with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

BOARD OF DIRECTORS AND COMMITTEES AND CORPORATE GOVERNANCE
Meetings of the Board
During fiscal 2017, the Board met twelve times. Each director attended at least 90% of the meetings of the Board and of the meetings of the committees of the Board on which they served during the periods that they served. Although we expect directors to attend each annual meeting of stockholders, we have no formal policy requiring attendance by directors at annual stockholder meetings. All of the members of the Board serving at the time of our 2017 annual meeting of stockholders attended the 2017 annual meeting of stockholders, except Kleanthis G. Xanthopoulos, Ph.D. and Wendell Wierenga, Ph.D.
Committees of the Board
There are currently three active committees of the Board: the Audit Committee, the Corporate Governance/Nominating Committee and the Compensation Committee. Below are descriptions of our three active Board committees.
The Audit Committee regularly meets with our financial and accounting management and independent auditors and is responsible for the selection and engagement of the Company’s independent auditors. Additionally, the Audit Committee reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls. The Audit Committee acts under a written charter, a copy of which is available on the Company’s website at www.apricusbio.com. The Audit Committee met four times in fiscal 2017, and as of the Record Date consisted of, Paul V. Maier (Chair), Russell Ray and Kleanthis G. Xanthopoulos, Ph.D., none of whom was an employee of the Company and each of whom met the applicable independence standards promulgated by the Nasdaq Marketplace and those of the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Maier qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.
The Corporate Governance/Nominating Committee makes recommendations to the Board regarding the election of directors, as well as providing guidance and oversight on matters relating to corporate governance. The Corporate Governance/Nominating Committee met two times in fiscal 2017, and as of the Record Date, consisted of Russell Ray (Chair), Paul V. Maier and Wendell Wierenga, Ph.D., none of whom was an employee of the Company and each of whom met the independence requirements of the Nasdaq Marketplace. The Corporate Governance/Nominating Committee acts under a written charter, which is available on our website at www.apricusbio.com. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director, and as of the Record Date we have not received any nominees for director from any stockholder or stockholder group for the Annual Meeting in accordance with the nominating procedures set forth in our Bylaws and the charter for our Corporate Governance/Nominating Committee.
The Compensation Committee determines compensation levels for our executive officers, implements incentive programs for officers, directors and consultants, and administers our equity compensation plans. The Compensation Committee met three times in fiscal 2017. As of the Record Date, the Compensation Committee consisted of Sandford D. Smith (Chair), Wendell Wierenga, Ph.D. and Kleanthis G. Xanthopoulos, Ph.D., none of whom was an employee of the Company and each of whom met the independence requirements of the Nasdaq Marketplace. The Compensation Committee acts under a written charter, a copy of which is posted on the Company’s website at www.apricusbio.com. The Company’s independent compensation consultants as well as executive officers and management play important roles in making recommendations and formulating compensation plans for our employees, including the Named Executive Officers. In 2017, the compensation committee determined to engage Radford, an AON Hewitt company, as its independent compensation consultant to provide compensation consulting services. Specifically, for 2017, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies. Radford did not provide any other services to us in 2017 beyond its engagement as an advisor to the compensation committee on executive compensation matters. After review, the compensation committee has determined that there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2017. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1.
The Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s various compensation plans, including the selection of participants, the determination of award levels and the approval of award documents to our non-officer employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Named Executive Officers. Compensation recommendations and performance assessments of Named Executive Officers from the Company’s Chief Executive Officer are considered by the Compensation Committee in determining the total compensation packages for Named Executive Officers (excluding the Chief Executive Officer). The Chief Executive Officer is not present for any discussions relating to his compensation.

Director Nominations and Stockholder Communications
Our Corporate Governance/Nominating Committee considers candidates for the Board submitted in writing to the Chair of the committee. Candidates may be submitted by our executive officers, current directors, search firms engaged by the Committee, and subject to the conditions described below, by a stockholder. Information with respect to any proposed candidate shall be provided in writing to the Chair of the Corporate Governance/Nominating Committee at Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California 92130. A nominating stockholder shall provide evidence that he, she or it is a stockholder (including information relating to all shares deemed beneficially held by the nominating stockholder) and shall provide the name of the Board candidate(s), and such other information with respect to the nominee required under the rules and regulations of the SEC to be included in our proxy statement if such proposed candidate were to be included therein. In addition, the stockholder shall include a statement that the proposed candidate has no direct or indirect business conflict of interest with the Company, and otherwise meets our standards set forth below.
There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon a number of factors, including but not limited to independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Committee does not alter its evaluation practices with regards to potential Board candidates recommended by a stockholder.
Any other stockholder communications intended for our management or the Board shall be submitted in writing to the Chair of the Corporate Governance/Nominating Committee (at the Company’s address provided in this proxy statement) who shall determine whether to forward the communication, in his or her discretion and considering the identity of the submitting stockholder and the materiality and appropriateness of the communication.
Director Independence
Our Board has determined that each of Drs. Xanthopoulos and Wierenga, and Messrs. Ray, Maier and Smith met the definitions of independence under the Nasdaq Marketplace Rules and Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, all of our directors, other than our Chief Executive Officer, Mr. Pascoe, are deemed to be independent.
Code of Ethics
We have adopted a Code of Ethics that applies to our Chief Executive Officer and to all of our other officers, directors and employees. The Code of Ethics, as amended and restated, is available on the Corporate Governance section of the Investors page on our website at www.apricusbio.com. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.
Board’s Role in Risk Oversight
Our Bylaws and corporate governance guidelines do not require that our Chairman of the Board and Chief Executive Officer positions be separate. Nevertheless, the position of Chairman of the Board and Chief Executive Officer are separate positions. Mr. Pascoe is our current Chief Executive Officer and Dr. Xanthopoulos is our current Chairman of the Board. The Board believes that this governance structure provides a necessary degree of independence between the Board and management.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including, but not limited to, risks relating to product candidate development, technological uncertainty, dependence on clients and collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, marketing or sales capability or experience, business integration and dependence on key personnel. Management is responsible for the day-to-day management of the risks we face, while our Board as a whole and through its committees, is responsible for the oversight of risk management. Our Board believes its administration of its risk oversight function has not affected its leadership structure.
Board oversight is conducted primarily through committees of the Board, including the Audit Committee, Compensation Committee and the Corporate Governance/Nominating Committee. However, the full Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility, in part, through reports by each committee chair regarding the committee’s considerations and actions. The Board also has the responsibility of ensuring compliance with the risk management processes designed and implemented by management, which it satisfies through reports directly from the officers responsible for oversight of particular risks within our Company. The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation
During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of the Company. None of our executive officers served as a member of the Compensation Committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. None of our officers served as a director of another entity whose executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.
EXECUTIVE OFFICERS
As of the date of this proxy, our current executive officers and their respective ages and positions are set forth in the following table.

Name	Age	Position
Richard W. Pascoe	54	Chief Executive Officer, Secretary and Director
Brian T. Dorsey	49	Senior Vice President, Chief Development Officer
Neil Morton	42	Senior Vice President, Chief Business Officer
Richard W. Pascoe is our Chief Executive Officer, Secretary and a member of the Board. See “Class II Directors - Class II Directors Nominated for Election” above for a discussion of Mr. Pascoe’s business experience.
Brian T. Dorsey has been our Senior Vice President, Chief Development Officer since December 2014. Mr. Dorsey has served in the pharmaceutical and biotechnology industries for over 20 years where he has provided high-level drug development, regulatory and QC/QA leadership of pharmaceutical candidates from early development to FDA approval. He has held various senior management roles with pharmaceutical companies, most recently at Pernix Therapeutics as Senior Vice President Pharmaceutical Development from April 2013 to September 2014. Mr. Dorsey held managerial positions of increasing responsibility at Somaxon Pharmaceuticals from 2005 to 2013, and before that at Baxter Bioscience and Pfizer Global Research and Development. Mr. Dorsey received his Master of Science in Executive Leadership and his B.A. in Chemistry from the University of San Diego.
Neil Morton has been our Senior Vice President, Chief Business Officer since April 2016. From March 2014 through March 2016, Mr. Morton served as our Vice President, Business Development. Mr. Morton brings to the Company a successful track record in business development in specialty pharmaceuticals, most recently serving as the Executive Director of Business Development at Auxilium Pharmaceuticals Inc. from July 2009 to March 2014, where he successfully led their efforts to build a pipeline of men’s health products. Prior to Auxilium Pharmaceuticals, he served in business development and marketing roles at King Pharmaceuticals from July 2002 to April 2009, attaining the position of Senior Director, Commercial Development. Mr. Morton received his M.B.A. degree from the Babcock Graduate School of Management at Wake Forest University and his B.A. degree in biology from Bucknell University.
EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the compensation paid by us during the years ended December 31, 2017 and 2016 to (1) our principal executive officer during fiscal year 2017 and (2) the other two most highly paid executive officers who were serving as executive officers as of December 31, 2017 (collectively our “Named Executive Officers”):

Name and Position	Year	Salary	Bonus (4)	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation (7)	All Other Compensation	Total
Richard W. Pascoe, Chief Executive Officer, Secretary and Director (1)	2017	$487,396	$97,479	$64,000	$—	$176,681	$13,036	$838,592
	2016	$487,396	$—	$179,555	$383,891	$—	$12,836	$1,063,678
Brian T. Dorsey, Senior Vice President, Chief Development Officer (2)	2017	$319,300	$63,860	$48,000	$—	$92,597	$12,788	$536,545
	2016	$319,300	$—	$95,250	$153,559	$—	$12,588	$580,697
Neil Morton, Senior Vice President, Chief Business Officer (3)	2017	$275,000	$55,000	$48,000	$—	$79,750	$12,006	$469,756
	2016	$275,000	$—	$46,691	$130,180	$—	$11,806	$463,677

(1)	Mr. Pascoe’s all other compensation in 2017 includes $10,800 for the Company’s matching and profit sharing contribution to the 401(k) plan and $2,236 in life insurance premiums.

(2)	Mr. Dorsey’s all other compensation in 2017 includes $10,800 for the Company’s matching and profit sharing contribution to the 401(k) plan and $1,988 in life insurance premiums.

(3)	Mr. Morton’s all other compensation in 2017 includes $10,800 for the Company’s matching and profit sharing contribution to the 401(k) plan and $1,206 in life insurance premiums.

(4)
Represents the dollar amount of the special one-time bonus approved and ratified by the Compensation Committee on June 1, 2017, which was intended to recognize the efforts of such executives related to the sale of our ex-U.S. Vitaros business.

(5)
Represents the grant date fair value of the stock awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For information relating to our assumptions made in valuing the stock awards granted to our Named Executive Officers in 2017, see note 8 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

With respect to the performance-based RSUs granted to Mr. Pascoe, Mr. Dorsey and Mr. Morton in January 2017 and June 2017, the amounts in these columns include the grant-date fair value of such stock awards based upon the probable outcome of such conditions, all of which were not deemed probable of achievement. The full grant date fair value of these stock awards, assuming full achievement of the performance conditions to which such stock awards are subject, is as follows: Mr. Pascoe, $109,000; Mr. Dorsey, $81,750; and Mr. Morton, $81,750. A portion of the stock awards shown in the 2017 column of the table above relates to performance RSUs that were granted in June 2017 and vested upon resubmission of our Vitaros New Drug Application in August 2017.

(6)
Represents the grant date fair value of the stock option awards granted in 2016, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of valuation assumptions for stock-based compensation, see note 8 to our audited consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC. These figures do not reflect the amortized compensation expense or value received by the officer in the year indicated or that may be received by the officer with respect to such equity awards.

(7)
Represents the bonuses paid to the Named Executive Officers in cash in 2018 for 2017 performance pursuant to our annual incentive program. There were no bonuses paid to the Named Executive Officers in 2017 for 2016 performance pursuant to our annual incentive program.

Narrative Disclosure to Summary Compensation Table
Base Salary
In general, base salaries for our Named Executive Officers are approved by the Compensation Committee and are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and market pay levels. Base salaries of our Named Executive Officers are approved and reviewed annually by our Compensation Committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of the Named Executive Officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.
Our executive officers did not receive base salary increases in 2018 or 2017.
Annual Cash Incentive
The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall Company performance in a given year. Corporate goals are established by the Compensation Committee with input from senior management and approved by the full Board. The target annual cash bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance and for 2017 were as follows: Mr. Pascoe, 50% of base salary; Mr. Dorsey, 40% of base salary; and Mr. Morton, 40% of base salary.
The Compensation Committee considers the Company’s overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. The annual cash bonus for each executive officer is based

100% on overall Company performance. The Compensation Committee retains the ability to apply discretion in making adjustments to the final bonus payouts.
The evaluation of Company performance for 2017 bonus purposes was based on the achievement, or failure to achieve, a set of weighted performance goals. The Company’s 2017 performance goals were (1) acceptance of the Vitaros U.S. NDA (weighted at 40%), (2) completion of a RayVa Phase 2b protocol (weighted at 10%), (3) partner RayVa ex U.S. (weighted at 15%), (4) completion of ex-U.S. Vitaros transition to Ferring (weighted at 10%), (5) complete 2017 with one year of operating capital (20% weighting) and (6) increase the number of analyst coverage from two to four (weighed at 5%).
For fiscal year 2017, the Compensation Committee determined that the Company achieved 72.5% of the performance goals and thus the executive officers should be paid their bonuses at 72.5% of the targeted levels.
The following table sets forth the target bonus for each of the Named Executive Officers for fiscal 2017 and resulting incentive payout, based on the level of achievement of the 2017 corporate goals:

Name	Title	Fiscal Year 2017 Incentive Bonus Rate at Target	2017 Evaluation of Company Performance	Final Ratio Incentive Bonus as a Percentage of Base Salary	Fiscal 2017 Incentive Bonus Award
Richard W. Pascoe	Chief Executive Officer, Secretary and Director	50%	72.5%	36.25%	$176,681
Brian T. Dorsey	Senior Vice President, Chief Development Officer	40%	72.5%	29%	$92,597
Neil Morton	Senior Vice President, Chief Business Officer	40%	72.5%	29%	$79,750
2017 Special Cash Bonus
In June 2017, the Compensation Committee approved and ratified special one-time bonuses to certain employees, which bonuses were intended to recognize each such employee’s efforts related the sale of our ex-U.S. Vitaros business. The 2017 special cash bonuses paid to the Named Executive Officers were as follows: Mr. Pascoe, $97,479; Mr. Dorsey, $63,860; and Mr. Morton, $55,000.
Equity Compensation
The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of our stockholders. As part of our pay-for-performance philosophy, the Company’s compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.
Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2017, while our Compensation Committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the Named Executive Officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
To reward and retain our Named Executive Officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options and restricted stock unit awards as the primary incentive vehicles for long-term compensation. We believe that stock options and restricted stock unit awards are effective tools for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.
We use stock options and restricted stock unit awards to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of equity awards are typically approved by the Compensation Committee during the first quarter of each year. While we intend that the majority of equity awards to our employees be made pursuant to initial grants or our annual grant program, the Compensation Committee retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.
The exercise price of each stock option grant is the fair market value of our Common Stock on the grant date. Time-based stock option awards granted to our Named Executive Officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, our Compensation Committee may, however, determine that a different vesting schedule is appropriate. We do not have any stock ownership requirements for our Named Executive Officers.
2017 Awards Granted- Restricted Stock Units
In January 2017, the Compensation Committee awarded annual restricted stock units to our Named Executive Officers based on its review of the foregoing factors and comparable company information. 50% of the restricted stock units will vest upon our receipt of marketing approval of Vitaros in the United States by the Food and Drug Administration (“FDA”) and 50% will vest on November 30, 2018, in each case subject to the executive’s continuous employment or service with us through the vesting date. In addition, all of these restricted stock units will vest in the event of a “covered transaction” (as defined in the Company’s Amended and Restated 2012 Stock Long Term Incentive Plan, the “2012 Plan”)). Specifically, our Named Executive Officers were granted the following number of restricted stock units in January 2017: Mr. Pascoe, 100,000; Mr. Dorsey, 75,000; and Mr. Morton, 75,000.
Each of our current Named Executive Officers also received an additional award of restricted stock units in June 2017. Each restricted stock unit will vest as follows: 50% of the restricted stock units vested upon the resubmission of our new drug application (“NDA”) to the FDA in August 2017 and 50% will vest upon our receipt of marketing approval of Vitaros in the United States by the FDA, in each case subject to the executive’s continuous employment or service with us through the vesting date. In addition, all of these restricted stock units will vest in the event of a “covered transaction” (as defined in the 2012 Plan). Specifically, our Named Executive Officers were granted the following number of restricted stock units in June 2017: Mr. Pascoe, 100,000; Mr. Dorsey, 75,000; and Mr. Morton, 75,000.
These awards (other than the awards that vested in August 2017, as described above) are described in detail in the “Outstanding Equity Awards as of December 31, 2017” table below.
Employee Benefit Program
Executive officers, including the Named Executive Officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which eligible employees can begin to participate immediately upon employment. The 401(k) Plan elective deferrals and employer contributions are subject to compensation limitations and annual maximum contribution limits as governed by Internal Revenue Service. Employees are eligible to defer up to 100% of compensation and the Company makes safe harbor matching contributions of 100% match of first 3% of compensation contributed, then 50% match of next 2% of compensation contributed.

Outstanding Equity Awards as of December 31, 2017
The following table shows information regarding our outstanding equity awards as of December 31, 2017 for the Named Executive Officers:

	Option Awards (1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Non-Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Richard W. Pascoe	90,000	—	—	—		$25.10	3/18/2023	67,500	$124,200	117,500	$216,200
	21,875		8,125	—		$14.30	1/29/2025
	21,875		28,125	—		$11.10	3/15/2026
Brian T. Dorsey	22,500		7,500	—		$11.30	12/1/2024	50,000	$92,000	87,500	$161,000
	8,750		11,250	—		$11.10	3/15/2026
Neil Morton	11,250		750	—		$23.20	3/20/2024	42,500	$78,200	80,000	$147,200
	8,000		—	—	(2)	$23.20	3/20/2024
	4,375		1,625			$14.30	1/29/2025
	3,721		4,779			$11.10	3/15/2026
	6,875		9,625			$5.70	4/1/2026

(1)
Except as otherwise noted, all stock options have a term of ten years from the date of grant and vest over four years, with 25% of the shares subject to the options vesting on the first anniversary of the date of grant and the remainder vesting in 36 monthly tranches thereafter. For a description of the accelerated vesting provisions applicable to the stock options granted to the Named Executive Officer, see “Payments Upon Termination or Change in Control” below.

(2)
Represents performance-based stock options that vested based on the Company’s initiation of one or more Phase II or later clinical trials of assets approved by the Board (each, a “Qualifying Trial”) on or before December 31, 2015, as follows: (1) 25% of the underlying shares vested upon the First Vesting Date (e.g., the enrollment of the first patient in the first Qualifying Trial), which occurred as a result of the randomization and first dosing of the first RayVa Phase 2a patient in December 2014; 1/96th of the total number of shares subject to the option vested monthly thereafter over a 24-month period so that the option was vested and exercisable with respect to 50% of the total number of shares of stock underlying the option on the second anniversary of the First Vesting Date, and (2) 25% of the underlying shares vested upon the Second Vesting Date (e.g., the enrollment of the first patient in the second Qualifying Trial), which occurred as a result of the randomization and first dosing of the first fispemifene patient in May 2015; 1/96th of the total number of shares subject to the option vested monthly thereafter over a 24-month period so that the option was vested and exercisable with respect to 100% of the total number of shares of stock underlying the option on the second anniversary of the Second Vesting Date.

(3)
Includes restricted stock units granted in April 2016 (with respect to Mr. Pascoe) and May 2016 (with respect to Messrs. Dorsey and Morton) that vested on January 1, 2018, as follows: Mr. Pascoe, 17,500 restricted stock units; Mr. Dorsey, 12,500 restricted stock units; and Mr. Morton, 5,000 restricted stock units.

Also includes restricted stock units granted in January 2017 that will vest on November 30, 2018, as follows: Mr. Pascoe, 50,000 restricted stock units; Mr. Dorsey, 37,500 restricted stock units; and Mr. Morton, 37,500 restricted stock units. In addition, all of these restricted stock units will vest in the event of a “covered transaction” (as defined in the 2012 Plan).

(4)	Computed by multiplying the number of shares underlying each RSU by $1.84, the closing market price of the Company’s Common stock on December 29, 2017, the last trading day of 2017.

(5)
Includes performance-based restricted stock units granted in April 2016 (with respect to Mr. Pascoe) and May 2016 (with respect to Messrs. Dorsey and Morton) that will vest upon our receipt of marketing approval of Vitaros in the United States by the FDA on or before December 31, 2018, subject to the executive’s continuous employment or service with us through the vesting date, as follows: Mr. Pascoe, 17,500 restricted stock units; Mr. Dorsey, 12,500 restricted stock units; and Mr. Morton, 5,000 restricted stock units.
Also includes performance-based restricted stock units granted in January 2017 and June 2017 that will also vest upon our receipt of marketing approval of Vitaros in the United States by the FDA, subject to the executive’s continuous employment or service with us through the vesting date, as follows: Mr. Pascoe, 100,000 restricted stock units; Mr. Dorsey, 75,000 restricted stock units; and Mr. Morton, 75,000 restricted stock units.
In addition, all of these restricted stock units will vest in the event of a “covered transaction” (as defined in the 2012 Plan).
Payments Upon Termination or Change In Control
We have entered into employment agreements with each of the Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our Named Executive Officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.
Richard W. Pascoe
On March 18, 2013, we entered into an employment agreement with Richard W. Pascoe when he became the Chief Executive Officer of the Company. Subsequently, on December 20, 2016, we entered into an amended and restated employment agreement with Mr. Pascoe, which superseded and replaced the initial employment agreement.
The amended and restated agreement provides that if Mr. Pascoe’s employment ends due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination (with any bonus for a partial year of employment annualized for such purpose), to the extent that the criteria for the bonus has been met, plus his target bonus for the year in which the date of his involuntary termination occurs, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law) for 12 months.
If Mr. Pascoe’s employment is terminated in connection with his death or a permanent disability, Mr. Pascoe or his estate is entitled to a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus shall be paid at the same time as the bonus would have been paid had Mr. Pascoe remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus is payable. Mr. Pascoe is also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus shall be paid at the same time as the bonus would have been paid had he remained employed by the Company through the date of payment. Additionally, all of his outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination due to death or permanent disability.
In the event that Mr. Pascoe suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company shall pay to Mr. Pascoe in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Pascoe in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurs; (iii) full acceleration of the vesting of all equity awards held by Mr. Pascoe at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Pascoe’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, April 2016, January 2017, and June 2017 will vest in the event of a “covered transaction” (as defined in the 2012 Plan).

If he is terminated for cause at any time or resigns under circumstances that do not constitute an involuntary termination, then Mr. Pascoe shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting. He will receive payment for all salary accrued as of the date of termination of employment.
Brian T. Dorsey
On December 1, 2014, we entered into an employment agreement with Brian T. Dorsey. Subsequently, on December 20, 2016, we entered into an amended and restated employment agreement with Mr. Dorsey, which superseded and replaced the initial employment agreement.
The amended and restated agreement provides that if Mr. Dorsey’s employment ends due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination (with any bonus for a partial year of employment annualized for such purpose), to the extent that the criteria for the bonus has been met, plus his target bonus for the year in which the date of his involuntary termination occurs, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) for 12 months.
If Mr. Dorsey’s employment is terminated in connection with his death or a permanent disability, Mr. Dorsey or his estate is entitled to a pro rata target bonus for the calendar year in which such termination occurs. Mr. Dorsey is also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts shall be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination due to death or permanent disability.
In the event that Mr. Dorsey suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company shall pay to Mr. Dorsey in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Dorsey in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurs; (iii) full acceleration of the vesting of all equity awards held by Mr. Dorsey at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Dorsey’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, May 2016, January 2017, and June 2017 will vest in the event of a “covered transaction” (as defined in the 2012 Plan).
If he is terminated for cause at any time or if he voluntarily resigns under circumstances that do not constitute an involuntary termination, then Mr. Dorsey shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He will receive payment for all salary accrued as of the date of termination of employment.
Neil Morton
On March 20, 2014, we entered into an employment agreement with Neil Morton, which was later amended and restated on April 25, 2016. Subsequently, on December 20, 2016, we entered into a second amended and restated employment agreement with Mr. Morton, which superseded and replaced the first amended and restated employment agreement.
The second amended and restated agreement provides that if Mr. Morton’s employment ends due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination (with any bonus for a partial year of employment annualized for such purpose), to the extent that the criteria for the bonus has been met, plus his target bonus for the year in which the date of his involuntary termination occurs, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) for 12 months.
If Mr. Morton’s employment is terminated in connection with his death or a permanent disability, Mr. Morton or his estate is entitled to a pro rata target bonus for the calendar year in which such termination occurs. Mr. Morton is also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts shall be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination due to death or permanent disability.
In the event that Mr. Morton suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company shall pay to Mr. Morton in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Morton in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurs; (iii) full acceleration of the vesting of all equity awards held by Mr. Morton at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Morton’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, May 2016, January 2017, and June 2017 will vest in the event of a “covered transaction” (as defined in the 2012 Plan).
If he is terminated for cause at any time or if he voluntarily resigns under circumstances that do not constitute an involuntary termination, then Mr. Morton shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He will receive payment for all salary accrued as of the date of termination of employment.
DIRECTOR COMPENSATION
We have adopted a non-employee director compensation policy pursuant to which our non-employee directors are eligible to receive cash and equity compensation.
Each non-employee director is entitled to receive an annual cash retainer of $40,000, with additional annual cash retainers for the chairs of our various Board committees in the following amounts: $15,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Corporate Governance/Nominating Committee. Additionally, non-chair members of these committees will receive additional annual cash retainers in the following amounts: $7,000 for members of the Audit Committee, $5,000 for members of the Compensation Committee and $3,000 for members of the Corporate Governance/Nominating Committee. The Chairman of the Board is also entitled to receive an additional annual cash retainer of $40,000 per year.
Each non-employee director is eligible to receive a non-qualified stock option to purchase 60,000 shares of Common Stock upon initial election or appointment to the Board, subject to the terms and provisions of the 2012 Plan. Such initial awards vest over four years, with one-fourth of the shares subject to the initial award vesting on the first anniversary of the date of grant and the remaining shares subject to the initial award vesting in 36 equal monthly installments over the three years thereafter, subject to the director’s continuing service on our Board through such dates.
Prior to January 3, 2018, on the third trading day of each calendar year, each non-employee director was eligible to receive an annual grant of 11,250 restricted stock units (or, in the case of our Chairman of the Board, 15,000 restricted stock units), subject to the terms and provisions of the 2012 Plan. Such restricted stock units vested upon the first anniversary of the date of grant, subject to the director’s continuing service on our Board on such date.
On January 3, 2018, our Board approved an amendment to the equity component of our non-employee director compensation policy such that the annual grant of equity would be in the form of options rather than restricted stock units. As such, pursuant to the amendment, on the third trading day of each calendar year, each non-employee director is eligible to receive a non-qualified stock option to purchase 35,000 shares of Common Stock (or, in the case of our Chairman of the Board, an option to purchase 50,000 shares of Common Stock), subject to the terms and provisions of the 2012 Plan. Annual awards vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our Board through such dates. All initial and annual awards to our non-employee directors will vest in full in the event of a change in control.
Non-Employee Director Compensation for 2017
Below is a summary of the non-employee director compensation paid in fiscal 2017:

Name	Cash Compensation (1)	Option Grants (2)	Stock Awards (3)	Total
Kleanthis G. Xanthopoulos, Ph.D.	$92,000	$—	$19,200	$111,200
Russell Ray	$55,000	$—	$14,400	$69,400
Paul V. Maier	$58,000	$—	$14,400	$72,400
Wendell Wierenga, Ph.D.	$48,000	$—	$14,400	$62,400
Sandford D. Smith	$52,000	$—	$14,400	$66,400

(1)	Includes the value of the annual retainers payable to our non-employee directors.

(2)
No stock options were granted to the directors in 2017. As of December 31, 2017, each of our non-employee directors held stock options to purchase the following number of shares of our Common Stock: Dr. Xanthopoulos, options to purchase 18,200 shares; Mr. Ray, options to purchase 10,700 shares; Mr. Maier, options to purchase 11,600 shares; Dr. Wierenga, options to purchase 15,000 shares; and Mr. Smith, options to purchase 13,500 shares. As of December 31, 2017, each of our non-employee directors held the following amounts of unvested restricted stock units: Dr. Xanthopoulos, 15,000; Mr. Ray, 11,250; Mr. Maier, 11,250; Dr. Wierenga, 11,250; and Mr. Smith, 11,250.

(3)
Represents the grant date fair value of the stock awards granted in 2017, computed in accordance with FASB ASC Topic 718. For information relating to our assumptions made in valuing the stock awards granted to our non-employee directors in 2017, see note 8 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Equity Compensation Plan Information
The following table gives information as of December 31, 2017 about shares of our Common Stock that may be issued upon the exercise of options and restricted stock units under both of our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)
Equity compensation plans approved by security holders	1,086,509	$17.37	225,975

(1)	Consists of options and restricted stock units outstanding as of December 31, 2017 under the 2012 Plan, and the 2006 Plan.

(2)	Consists of the weighted average exercise price of outstanding options as of December 31, 2017.

(3)	Consists entirely of shares of Common Stock that remain available for future issuance under the 2012 Plan as of December 31, 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.apricusbio.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq and applicable SEC rules.
The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Throughout the year, the Audit Committee monitors matters related to the independence of the Company’s independent registered public accounting firm. As part of its monitoring activities, the Audit Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with both management and the Company’s independent registered public accounting firm, the Audit Committee discussed the independent registered public accounting firm’s overall relationship with the Company, as well as its objectivity and independence. Based on its review, the Audit Committee is satisfied with the auditors’ independence.

The Company’s independent registered public accounting firm also has confirmed to the Audit Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding its communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.
The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters required to be discussed with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees.
In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Audit Committee of the Board of Directors

Paul V. Maier (Chair)
Russell Ray
Kleanthis Xanthopoulos, Ph.D.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.
This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed previously with the SEC and contains important information about the Company and its financial condition, including information contained in our such annual report under the captions “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” and “Quantitative and Qualitative Disclosures about Market Risk.”
The Company will amend this proxy statement to include or incorporate by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.
Copies of the 2017 Annual Report accompany this proxy statement. This proxy statement and the Company’s 2017 Annual Report are available on the Internet at www.apricusbio.com. These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Transactions with Related Persons
Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving our Company and “related persons” (directors, director nominees, executive officers and stockholders owning 5% or greater of our outstanding Common Stock and immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in our proxy statement under our policy addressing the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related person transactions must be approved by the Board or by the Audit Committee of the Board consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests. The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.
Transactions with Related Persons
IRRAS AB (“IRRAS”) is a commercial stage medical technology company of which a current director of the Company, Kleanthis G. Xanthopoulos, Ph.D., is currently the President, Chief Executive Officer and director. In January 2018, the Company and IRRAS entered into a Sublease, pursuant to which the Company subleased to IRRAS excess capacity in its corporate headquarters. The sublease has a term of two years and aggregate payments due to the Company of approximately $0.3 million.

The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Payments Upon Termination or Change In Control.”
Our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the laws of the State of Nevada. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership, as of the Record Date, of Common Stock by (a) each of our Named Executive Officers and current directors individually, (b) our current directors and executive officers as a group and (c) each holder of more than 5% of the Company’s outstanding Common Stock.
Beneficial ownership and percentage ownership are determined in accordance with the Rule 13d-3 of the Exchange Act. Under these rules, shares of Common Stock issuable under stock options or warrants that are exercisable within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of Common Stock, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class (%) (1)

Armistice Capital Master Fund, Ltd. (2)	5,827,160	22.31%
Sabby Volatility Warrant Master Fund, Ltd. (3)	2,700,000	11.09%
Iroquois Capital Management, LLC (4)	2,158,455	8.91%
Sarissa Capital Management LP (5)	2,120,361	8.79%
Intracoastal Capital, LLC (6)	2,110,716	8.67%

Directors and Executive Officers (7)
Richard W. Pascoe (8)	193,834	*
Brian T. Dorsey (9)	71,204	*
Neil Morton (10)	66,878	*
Kleanthis G. Xanthopoulos, Ph.D. (11)	59,443	*
Wendell Wierenga, Ph.D. (12)	42,041	*
Sandford D. Smith (13)	40,797	*
Russell Ray (14)	39,573	*
Paul V. Maier (15)	37,122	*
All current executive officers and directors as a group (eight persons) (16)	550,892	2.32%

*	Less than one percent.

(1)	Percentage ownership is calculated based on a total of 23,441,080 shares of Common Stock issued and outstanding as of the Record Date.

(2)
Represents shares of Common Stock beneficially owned by Armistice Capital Master Fund, Ltd. (“Armistice Capital Master Fund”) at December 31, 2017, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 14, 2018, plus (i) 2,300,000 shares and warrants to purchase up to 1,150,000 shares issued in an April 2018 public offering, (ii) warrants to purchase up to 723,589 shares issued in a September 2017 private placement and (iii) warrants to purchase up to 803,571 shares issued in an April 2017 public offering. The beneficial ownership table does not give effect to an issuance limitation prohibiting Armistice Capital Master Fund from exercising its warrants to the extent that such exercise would result in aggregate beneficial ownership by such holder, together with any of its affiliates, of more than 9.99% of our common stock then issued and outstanding. The beneficial ownership table assumes our stockholders approve Proposal No. 4 related to the Amendment of the our Amended and Restated Articles of Incorporation and that the April 2018 Warrant and the September 2017 Warrants become exercisable. Armistice Capital, LLC is an investment manager to Armistice Capital Master Fund and Steven J. Boyd, the chief investment officer of Armistice Capital, LLC, may be deemed to have voting and investment power with respect to the securities held by Armistice Capital Master Fund. Armistice Capital Master Fund’s beneficial ownership includes warrants to purchase up to 2,677,160 shares. The principal business address of (i) Armistice Capital Master Fund is c/o dms Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands, (ii) Armistice Capital, LLC is 510 Madison Avenue, 22nd Floor, New York, NY 10022 and (iii) Steven Boyd is c/o Armistice Capital, LLC, 510 Madison Avenue, 22nd Floor, New York, NY 10022.

(3)
Represents shares of Common Stock beneficially owned by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Fund”) at March 28, 2018, as indicated in the entity’s Schedule 13G filed with the SEC on March 29, 2018, plus warrants to purchase up to 900,000 shares issued in an April 2018 public offering. The beneficial ownership table does not give effect to an issuance limitation prohibiting Sabby Fund from exercising its warrants to the extent that such exercise would result in aggregate beneficial ownership by such holder, together with any of its affiliates, of more than 9.99% of our common stock then issued and outstanding. The beneficial ownership table assumes our stockholders approve Proposal No. 4 related to the Amendment of the our Amended and Restated Articles of Incorporation and that the April 2018 Warrant become exercisable. Sabby Management, LLC (“Sabby Management”) and Mr. Hal Mintz do not directly own any shares of Common Stock, but Sabby Management indirectly owns shares of Common Stock because it serves as the investment manager of Sabby Fund and Mr. Mintz indirectly owns shares of Common Stock in his capacity as manager of Sabby Management. Sabby’s beneficial ownership includes warrants to purchase up to 900,000 shares. The principal business address of (i) Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay Grand Cayman KY1-9007, Cayman Islands, (ii) Sabby Management,

LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458 and (iii) Hal Mintz is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(4)
Represents shares of Common Stock beneficially owned by Iroquois Capital Management, LLC and Iroquois Master Fund, Ltd. (collectively “Iroquois”) at December 31, 2017, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 14, 2018, plus 500,000 shares and warrants to purchase up to 250,000 shares issued in an April 2018 public offering. The beneficial ownership table assumes our stockholders approve Proposal No. 4 related to the Amendment of the our Amended and Restated Articles of Incorporation and that the April 2018 Warrant and the September 2017 Warrants become exercisable. Iroquois Capital Management, LLC is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund, Ltd. As President of Iroquois Capital Management, LLC, Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital Management, LLC in his capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management, LLC and Iroquois Master Fund Ltd. Iroquois’ beneficial ownership includes warrants to purchase up to 771,430 shares. The principal business address of Iroquois is 205 East 42nd Street, 20th Floor, New York, NY 10017.

(5)
Represents shares of Common Stock beneficially owned by Sarissa Capital Management LP (“Sarissa Management”) at January 31, 2018, as indicated in the entity’s Schedule 13D/A filed with the SEC on January 31, 2018. The shares of Common Stock are owned by Sarissa Management, Alexander J. Denner, the Chief Investment Officer of Sarissa Management and Sarissa Capital Offshore Master Fund LP (“Sarissa Offshore”). Sarissa Management’s beneficial ownership includes warrants to purchase up to 672,455 shares. The principal business address of (i) each of Sarissa Management and Dr. Denner is c/o Sarissa Capital Management LP, 660 Steamboat Road, 3rd Floor, Greenwich, CT 06830 and (ii) Sarissa Offshore is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(6)
Represents warrants to purchase shares of Common Stock beneficially owned by Intracoastal Capital, LLC (“Intracoastal”) as indicated by information provided by the beneficial owner in connection with the Company’s filing of a registration statement on Form S-3 related to the beneficial owner’s securities and internal records, including 1,200,000 shares and warrants to purchase up to 600,000 shares issued in an April 2018 public offering. The beneficial ownership table assumes our stockholders approve Proposal No. 4 related to the Amendment of the our Amended and Restated Articles of Incorporation and that the April 2018 Warrant become exercisable. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers at Intracoastal, have shared voting and disposition power over the securities held by the selling stockholder. As a result, each of Messrs. Kopin and Asher may be deemed to have beneficial ownership of the securities reported herein held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. The principal business address of (i) each of Intracoastal and Mr. Kopin is 245 Palm Trail, Delray Beach, Florida 33483 and (ii) Mr. Asher is 111 W. Jackson Blvd., Suite 2000, Chicago, IL 60604.

(7)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 11975 El Camino Real, Suite 300, San Diego, California, 92130.

(8)	Includes 142,088 shares issuable upon exercise of stock options and 1,750 shares issuable upon exercise of warrants exercisable within 60 days of the Record Date.

(9)	Includes 37,088 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(10)	Includes 38,547 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(11)	Includes 34,868 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date and 24,575 shares of Common Stock held jointly in a trust controlled by Dr. Xanthopoulos.

(12)	Includes 26,668 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date and 15,373 shares of Common Stock held jointly in a trust controlled by Dr. Wierenga.

(13)	Includes 24,637 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(14)	Includes 22,368 shares issuable upon exercise of stock options and 250 shares issuable upon exercise of warrants exercisable within 60 days of the Record Date.

(15)	Includes 23,268 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(16)	Includes 349,532 shares issuable upon exercise of stock options and 2,000 shares issuable upon exercise of warrants exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities.
To the Company’s knowledge, based solely on our review of the copies of such reports filed with the SEC, our officers, directors and greater than 10% stockholders timely complied with these Section 16(a) filing requirements during the fiscal year ended December 31, 2017, other than one late Form 4 filed on March 24, 2017 by each of our officers.
STOCKHOLDER PROPOSALS
Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2019 annual meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Company’s Secretary, on or before December 14, 2018.
Stockholders who intend to present a proposal or director nominee at the 2019 annual meeting of stockholders without inclusion of such proposal in our proxy materials for the 2019 annual meeting are required to provide notice of such proposal within the time periods and in the manner set forth in our bylaws and the Charter of the Corporate Governance/Nominating Committee, a copy of which is available on our corporate website at www.apricusbio.com. Proposals of business to be conducted at the 2019 annual meeting, other than nominations for election of directors, must be submitted between February 14, 2019 and March 16, 2019, which are 90 and 60 days prior to the first anniversary of the 2018 annual meeting, provided, however, that in the event that the date of the pending annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such submission must be delivered not earlier than the 90th day prior to such pending annual meeting and not later than the close of business on the later of the 60th day prior to such pending annual meeting or the 10th day following the day on which a public announcement of the date of such annual meeting is first made. Director nominees must be submitted between December 14, 2018 and January 13, 2019, which are 120 and 90 days prior to the anniversary of the mailing date of the proxy materials for the 2018 Annual Meeting, provided that if the date of the 2019 annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be delivered within 10 days after announcement of the 2019 annual meeting date is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Proposals and notices of intention to present proposals at the 2019 annual meeting should be addressed to the Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130.
DELIVERY OF PROXY MATERIALS
In some cases, only one copy of this Proxy Statement or our 2017 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130 or an oral request at (858) 222-8041. Please make your request no later than May 1, 2018 to facilitate timely delivery.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.
You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130 or an oral request at (858) 222-8041. You may also access these filings at our web site under the investor relations link at www.apricusbio.com.
OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.
It is important that proxies be returned promptly and that your shares are represented. Stockholders are urged to vote via the Internet (www.proxyvote.com), by telephone (1-800-690-6903) or by executing and promptly returning the accompanying proxy card in the enclosed envelope. The deadline to vote by Internet or telephone is 11:59 P.M. Eastern Time on Tuesday, May 16, 2017.
By Order of the Board of Directors,

Richard W. Pascoe
Secretary
April 6, 2018
San Diego, California

[FORM OF PROXY-FRONT SIDE OF TOP PORTION]
You are cordially invited to attend our
2018 Annual Meeting of Stockholders,
to be held at Latham & Watkins LLP
12670 High Bluff Drive, San Diego, California 92130
at 8:00 a.m., local time, on Tuesday, May 15, 2018.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

[FORM OF PROXY-REVERSE SIDE OF TOP PORTION]

PROXY	PROXY
APRICUS BIOSCIENCES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoint(s) Richard W. Pascoe, the lawful attorney and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Apricus Biosciences, Inc. to be held at Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130 on Tuesday, May 15, 2018 at 8:00 a.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.
In accordance with his discretion, said attorney and proxy is authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy, which may properly come before the meeting.
This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominees for directors named on the reverse side and FOR Proposal Nos. 2, 3 and 4. Any prior proxy is hereby revoked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

The Board of Directors recommends a vote FOR the election of the nominees for directors named below and FOR Proposal Nos. 2, 3 and 4.
PROPOSAL NO. 1: Election of Class II Directors

Class II Directors
1) Richard W. Pascoe
2) Sandford D. Smith

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of such nominee on the line below.
PROPOSAL NO. 2: To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

FOR	AGAINST	ABSTAIN
PROPOSAL NO. 3: To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion within the section of the Company’s proxy statement entitled “Executive Compensation.”

FOR	AGAINST	ABSTAIN
PROPOSAL NO. 4: To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $0.001 per share, to a total number of 60,000,000 shares.

FOR	AGAINST	ABSTAIN

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon.
When shares are held by joint tenants, both should sign.
When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

FORM OF PROXY DETACHABLE PROXY CARD
APRICUS BIOSCIENCES, INC.
11975 El Camino Real, Suite 300
San Diego, CA 92130
There are three ways to vote your Proxy.
Your telephone or Internet vote authorizes the Named Proxy to vote the shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE – TOLL FREE – 1-800-690-6903 – QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 P.M. Eastern Time on Monday, May 14, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET – www.proxyvote.com – QUICK *** EASY *** IMMEDIATE

•
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 14, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Apricus Biosciences, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
If you vote by Phone or Internet, please do not mail your Proxy Card.
Please detach here